                                                                                      Exhibit 99.1

1259 NW 21 Street

Pompano Beach, FL 33069

NEWS

FOR MORE INFORMATION: 954-917-7665 HOWARD L. EHLER, JR. EXECUTIVE VICE PRESIDENT
NOVEMBER 4, 2004

IMPERIAL INDUSTRIES, INC. TO SEEK STOCKHOLDER

APPROVAL OF REVERSE STOCK SPLIT;

SETS DATE FOR SPECIAL MEETING OF STOCKHOLDERS

Pompano Beach, FL………The Board of Directors of Imperial Industries, Inc. (“IPII”) announced today that it will seek stockholder approval to implement a reverse stock split at a special meeting of stockholders on December 21, 2004, in order to meet the minimum per share market price requirements for an initial listing on the NASDAQ Small Cap Market. The date for determining stockholders of record entitled to receive notice of, and to vote at, the special meeting is November 4, 2004.

A definitive proxy statement containing important information regarding the proposed reverse stock split will be mailed to all stockholders regarding the proposal on or about November 5, 2004. Copies of the proxy statement are also available at no charge from the Securities and Exchange Commission’s website: www.sec.gov. Stockholders are urged to read the proxy statement prior to submitting their vote.

The Company intends to apply for listing of its common stock on the NASDAQ Small Cap Market and believes it will meet all the eligibility requirements for initial listing in the NASDAQ Small Cap Market other than the minimum $4.00 per share bid price for its common stock. The Company believes that a reverse stock split, which will result in a higher per share price and corresponding lower number of total shares issued and outstanding at the time of implementation, should help increase the marketability of its stock to a broader range of potential new investors and enable the Company to attain the minimum $4.00 per share bid price for its common stock.

The Company’s Board of Directors is asking shareholders to vote on and approve a proposal to effect a reverse split of the Company’s common stock at one of two possible ratios: either (a) one for four ratio; or (b) a one for five ratio. The shareholders are being asked to grant authority to the Board of Directors to determine, in its discretion, the actual ratio of the reverse stock split immediately prior to the effective date of the reverse stock split, and when such reverse stock split should be implemented, if the proposal is approved by the stockholders.

Page 2 of News Release dated November 4, 2004

As of November 4, 2004 there were 9,342,934 shares of Imperial Industries, Inc. common stock outstanding. The reverse stock split would affect all Imperial Industries, Inc. common stock and stock options outstanding immediately prior to the effective time of the reverse stock split, if approved.

S. Daniel Ponce, Imperial’s Chairman of the Board stated:  “We believe the reverse stock split is in the best interest of the Company and its shareholders and will improve the trading liquidity in Imperial’s common stock. We are proud of the Company’s significant financial progress in 2004 and believe the reverse stock split is one more step in our process of delivering long-term shareholder value.”

Imperial Industries, Inc., a building products company sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiaries, Premix-Marbletite Manufacturing Co. and Acrocrete, Inc. The Company through its subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of the Company’s manufactured products, as well as gypsum, roofing, insulation and masonry products manufactured by other companies. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, such as our expectation that a reverse stock split will be effected and that it will have certain effects on the trading of the Company’s common stock, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the outcome of a special meeting of stockholders, the unpredictable trading activities of stockholders, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including market conditions and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.”  A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.